Filed pursuant to Rule 424(b)(3)
Registration No. 333-218276

PROSPECTUS SUPPLEMENT NO. 3 DATED January 8, 2021

(To Prospectus dated May 26, 2017)

FUTURE FINTECH GROUP INC.
(formerly known as SkyPeople Fruit Juice, Inc.)

This is a supplement (“Prospectus Supplement No. 3”) to our prospectus, dated May 26, 2017 (as amended and supplemented through the date hereof, the “Prospectus”) that forms a part of our Registration Statement on Form S-1 (Reg. No. 333-218276), relating to shares of Future FinTech Group Inc. (formerly known as SkyPeople Fruit Juice, Inc.) (the “Company”) common stock offered from time to time by the Selling Shareholders named in the Prospectus.

The information contained in this Prospectus Supplement No. 3 supplements and supersedes, in relevant part, the information contained in the Prospectus. This Prospectus Supplement No. 3 is incorporated by reference into, and should be read in conjunction with, the Prospectus, and is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

The information in the Prospectus in the section titled “Selling Shareholders” is amended by this Prospectus Supplement No. 3 to reflect the transfer by Warberg WF V LP of warrants to purchase a total of 350,000 shares of our common stock to Warberg WF VII LP.

INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 9 OF THE PROSPECTUS TO READ ABOUT IMPORTANT FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT NO. 3. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 3 is January 8, 2021.

SELLING SHAREHOLDERS

SUPPLEMENTAL INFORMATION

The table beginning on page 61 of the Prospectus in the section titled “Selling Shareholders” is amended as follows.

The table is hereby revised to reflect the transfer by Warberg WF V LP, of warrants to purchase a total of 350,000 shares of our common stock to Warberg WF VII LP. The beneficial ownership information for the selling stockholder listed below is as of January 8, 2021.

	Beneficial Ownership Before Offering			Shares of Common Stock Included in	Beneficial Ownership After Offering Number of
Name	Stock	Warrants	Total	Prospectus	Shares	Percentage*
Warberg WF VII LP	-	350,000	350,000	350,000	(1)

(1)	We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholder might not sell any or might sell all of the shares offered by this prospectus. Because the selling stockholder may offer all or some of the shares pursuant to this offering, and we cannot estimate the number of the shares that will be held by the selling stockholder after completion of the offering.

*	Less than 1%, unless otherwise specified.